Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com
EXHIBIT 5.1
October 7, 2005
Sabine Production Partners, LP
210 West 6th Street, Suite 1206
Fort Worth, Texas 76102
Gentlemen:
     We have acted as special counsel to Sabine Production Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership of up to an aggregate of 14,579,345 common units representing limited partner interests in the Partnership (the “Common Units”).
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered on behalf of the Partnership against payment therefore as described in the Partnership’s Registration Statement on Form S 4 (Commission File No. 333-127203), as amended, relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission issued thereunder. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.
     The opinion expressed herein is limited exclusively to the federal laws of the United States of America, the Delaware Act and the laws of the state of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ Andrews Kurth LLP
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